Exhibit 99.1

Cidara Therapeutics Reports Positive Topline Results

in Phase 2 STRIVE B Trial of Antifungal Rezafungin

Data from second part of successful Phase 2 STRIVE trial further substantiate the efficacy, safety and tolerability of once-weekly rezafungin for first-line treatment of invasive Candida infections

Global Phase 3 ReSTORE trial ongoing

Company to host conference call today at 8:00 a.m. ET/5:00 a.m. PT

SAN DIEGO, July 29, 2019 – Cidara Therapeutics, Inc. (Nasdaq: CDTX), a biotechnology company developing novel anti-infectives, including immunotherapies, today reported positive topline results from Part B of the global Phase 2 STRIVE trial evaluating the company’s lead antifungal candidate rezafungin. In the STRIVE B trial, rezafungin met all of its objectives for efficacy, safety and tolerability in the treatment of patients with candidemia and/or invasive candidiasis. Rezafungin is a novel echinocandin antifungal being developed as a once-weekly therapy for the first-line treatment and prevention of serious invasive fungal infections.

“We extend our sincere thanks to the STRIVE participants, investigators and their site staff for their dedication to this trial. Rezafungin has the potential to be the first safe and effective once-weekly, first-line treatment option for patients with difficult-to-treat and deadly invasive Candida infections, and we believe this trial moves us one step closer to market,” said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara. “Additionally, the combined STRIVE A and B results are aligned with our expectations for the ongoing ReSTORE Phase 3 trial, from which the data, if positive, will be used to support our NDA.”

Cidara reported positive topline results from Part A of the STRIVE trial in March 2018. STRIVE B continues the success of the STRIVE trial to date and adds to the growing body of evidence supporting the efficacy and safety of once-weekly rezafungin. While the objective of STRIVE B was to show comparability in efficacy and safety of rezafungin dosed once-weekly versus caspofungin dosed once-daily, the topline results show that patients treated with rezafungin had numerically improved outcomes compared to caspofungin across all efficacy measures at the 400 mg/200 mg dosing regimen, which is the dosing regimen chosen for Phase 3. In addition, an analysis combining data across STRIVE Parts A and B also demonstrates that rezafungin achieved meaningful improvement in outcomes compared to caspofungin across all efficacy endpoints at the same 400 mg/200 mg dose. The comparisons of efficacy among the treatment arms in the STRIVE trial are directional, as the STRIVE trial was not powered to show statistically significant differences or non-inferiority between treatment arms.

The charts represent the topline results from the STRIVE Part B trial and combined results from STRIVE A and B, for key measures of efficacy. More detailed results will be presented at an upcoming medical meeting.

All-Cause Mortality – Death through Day 30a

Clinical Cure at Day 14 b

Overall Success at Day 14 c

[a]	All-Cause Mortality on Day 30 is the primary endpoint for the Phase 3 ReSTORE trial for the FDA.
[b]

Clinical Cure by Investigator Assessment is the outcome that most closely approximates the primary outcome in prior candidemia/invasive candidiasis clinical trials and the primary endpoint for the EMA for the Phase 3 ReSTORE trial.

[c]	Overall Success is defined as the resolution of attributable systemic signs of candidemia/invasive candidiasis present at baseline plus mycological eradication.

While the difference in outcomes for 400 mg/200 mg are encouraging, and the 400 mg/400 mg findings are consistent with comparator results, the size of the individual trial cohorts precludes any other conclusions pending full assessment of trial data.

There were no unanticipated or concerning adverse event trends among STRIVE B trial participants. The top-line results indicate that rezafungin appeared to be generally safe and well-tolerated at both dosing regimens. As expected, and observed in STRIVE A, treatment emergent adverse events (TEAEs) in the study population were observed in most patients, though study drug-related adverse events were substantially lower, with a frequency of 6.5 percent, zero percent and 14.7 percent in the 400 mg/400 mg, 400 mg/200 mg, and caspofungin groups respectively.

“There have been no new drugs approved for the treatment of serious Candida infections or the prevention of invasive fungal infections in over a decade,” said George Thompson, M.D., associate professor of Clinical Medicine at the University of California, Davis, School of Medicine, and chair of the Mycoses Study Group Education Committee. “The positive outcomes from Part B of the STRIVE trial, which are similar to those from Part A, further substantiate the potential efficacy and safety of rezafungin in extremely ill patients affected by fungal disease. These important data also reinforce the potential of rezafungin as a practical, first-line antifungal treatment option over current standards of care, which are associated with significant limitations.”

STRIVE B Trial Design

STRIVE B was an international, multicenter, double-blind clinical trial evaluating the safety, tolerability and efficacy of once-weekly dosing of rezafungin acetate compared to once-daily dosing of caspofungin in patients with candidemia and/or invasive candidiasis. Efficacy measures in the trial included clearance of Candida from the blood or other normally sterile sites, resolution of systemic signs attributed to the Candida infection, investigator assessment of clinical response and overall survival.

The trial enrolled 91 patients in the microbiological intent-to-treat, or mITT, population. Patients were randomized to receive either 400 mg of rezafungin administered intravenously once weekly for two to four weeks or daily caspofungin administered intravenously according to the approved prescribing information, with an optional step down to oral fluconazole. To align with the chosen dosing regimen in the Phase 3 program, the STRIVE B trial was amended midway to use rezafungin 400 mg for the first week followed by 200 mg once weekly for up to four weeks in total.

Conference Call and Webcast

Cidara management will host a conference call and webcast at 8:00 a.m. ET/5:00 a.m. PT today. To participate in the conference call by telephone, please dial 844-358-8763 or 703-736-7375 and use the conference ID # 1965968. The webcast will be made available on Cidara’s website at www.cidara.com under the Investors tab in the Events section. Following the live audio webcast, a replay will be available on Cidara’s website.

About Invasive Fungal Infections

Invasive fungal infections (IFIs) represent a serious threat to millions of patients worldwide, resulting in more than 1.5 million deaths annually and mortality rates ranging from 15 to 65 percent. These infections continue to be a global health issue, especially for critically ill patients in hospitals and patients with compromised immune systems, including cancer and transplant patients. Approximately 90 percent of IFI-related deaths are associated with Candida, Aspergillus, and Pneumocystis.

About Rezafungin

Rezafungin is a novel echinocandin antifungal and the only once-weekly drug candidate being developed for the first-line treatment and prevention of serious invasive fungal infections. Rezafungin has a unique pharmacokinetic profile with a prolonged half-life and front-loaded plasma exposure which, in contrast to all other echinocandins, allows for once-weekly IV therapy for inpatient and outpatient use. The U.S. Food and Drug Administration (FDA) has designated rezafungin as a Qualified Infectious Disease Product (QIDP) with Fast Track status and orphan drug designation related to its use in the treatment of candidemia and invasive candidiasis.

About Cidara Therapeutics

Cidara is a clinical-stage biotechnology company focused on the discovery, development and commercialization of novel anti-infectives that have the potential to transform the standard of care and save or improve patients’ lives. Cidara is currently advancing its novel echinocandin antifungal, rezafungin acetate, in a Phase 3 clinical trial for the first-line treatment of candidemia and/or invasive candidiasis (ReSTORE). A second Phase 3 trial of once-weekly rezafungin for prophylaxis against invasive fungal infections in patients undergoing allogeneic blood and marrow transplantation (ReSPECT) is planned pending adequate funding and approval from the relevant regulatory authorities. In addition to its robust rezafungin clinical program, Cidara is applying its proprietary Cloudbreak® platform to develop antiviral conjugates (AVCs) for the prevention and treatment of influenza and other viral diseases. The Cloudbreak platform is designed to discover compounds that both directly kill pathogens and direct a patient’s immune system to attack and eliminate pathogens. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, Cidara’s ability to develop new anti-infectives that are innovative or address unmet needs, the potential for rezafungin to successfully treat or prevent invasive fungal infections and represent an improvement over current approaches, whether the success of the STRIVE clinical trial will support a successful outcome in the Phase 3 ReSTORE clinical trial or Cidara’s ability to successfully develop and commercialize rezafungin. Risks that contribute to the uncertain nature of the forward-looking statements include: the success and timing of Cidara’s clinical trials; regulatory developments in the United States and foreign countries; changes in Cidara’s plans to develop and commercialize its product candidates; Cidara’s ability to obtain additional financing; Cidara’s ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Cidara’s Form 10-K most recently filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cidara undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

INVESTOR CONTACT:

Robert H. Uhl

Westwicke Partners, LLC

Managing Director

(858) 356-5932

robert.uhl@westwicke.com

MEDIA CONTACT:

Andrea Cohen

Sam Brown Inc.

(917) 209-7163

andreacohen@sambrown.com

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